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                                                                  Exhibit 10.5



                           AMERIPATH FLORIDA, INC.

                            EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT (the "Agreement") entered into as of June 30, 1996, by and between AMERIPATH FLORIDA, INC., a Florida corporation (the "Company") and a wholly-owned subsidiary of AmeriPath, Inc., a Delaware corporation ("AmeriPath"), and Alan Levin, M.D. (the "Employee").

         Prior to the date hereof, the Employee served as an employee of and rendered professional services, as a Doctor of Medicine specializing in Pathology, to Derrick and Associates Pathology, P.A., a Florida professional service corporation organized under Chapter 621 of the Florida Statutes ("Derrick & Associates"). Pursuant to a certain Stock Purchase Agreement (the "Purchase Agreement") dated as of May 23, 1996 by and among AmeriPath, Derrick & Associates, the Employee and other shareholders of Derrick & Associates, all of the issued and outstanding capital stock of Derrick & Associates has been purchased by and sold to AmeriPath (the "Acquisition"), effective the date hereof. Execution and delivery of this Agreement by the Employee is a condition precedent to consummation of the Acquisition.

         Accordingly, and in connection with the transactions and agreements referred to above, the Employee has agreed to terminate his existing employment with Derrick & Associates and to enter into this employment agreement with, and become employed by and render professional services as a Doctor of Medicine specializing in Pathology to, the Company, and the Company has agreed to engage the Employee to render such services on the Company's behalf, in each case on the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, for and in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employee and the Company, intending to be legally bound, hereby agree as follows:

         1. EMPLOYMENT. Subject to the terms and conditions of this Agreement, the Company employs the Employee to render professional services as a Doctor of Medicine specializing in Pathology, and the Employee accepts such employment. The Employee has voluntarily terminated his employment with Derrick & Associates.



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         2.   TERM. The Company employs the Employee for a period commencing the date hereof and ending on June 30, 2001, subject to termination prior to such date pursuant to Section 16 hereof. At the end of such five (5) year period, this Agreement will automatically continue in effect for an additional one (1) year term unless either the Employee or the Company gives written notice to the other party at least one hundred twenty (120) days prior to June 30, 2001 of such party's determination to terminate the Employee's employment hereunder. If such notice is given, then the Employee's employment will terminate on June 30, 2001 (or on such other date as the parties mutually agree). If such notice is not given, then the Employee's employment will continue hereunder until June 30, 2002, subject to termination prior to such date pursuant to Section 16 hereof.

         3. DUTIES AND PERFORMANCE. The Employee agrees to devote the Employee's best efforts and full professional time to providing services in the practice of medicine on the Company's behalf, and the Employee shall maintain the Company's standards and professional ethics and those of the medical profession. In addition to rendering professional services as the Company's employee, the Employee is also expected as part of the Employee's duties as the Company's employee to engage in marketing activities designed to promote the Company's practice. The Employee is not to practice medicine other than with the Company during the term of this Agreement (and thereafter, pursuant to Section 20 hereof), nor is the Employee to engage in any other gainful occupation without the Company's prior written consent. The preceding sentence is not intended to prohibit the Employee from engaging in the practice of medicine in the course of the Employee's duties as a member of the U.S. Military, either active or reserve, or the National Guard. The Employee may also engage in personal investment activities as long as those investments are non-participatory by the Employee and do not detract from the Employee's ability to perform the Employee's duties to the Company or participate in community activities. Additional duties of the Employee are set forth below in this Agreement.

         4. QUALIFICATIONS AND LICENSURE. The Employee shall at all times during the term of this Agreement: (i) be certified by the American Board of Pathology in both clinical and anatomic pathology; (ii) maintain an unlimited and unrestricted license to practice medicine in the State of Florida; (iii) maintain appropriate medical staff membership and privileges at all medical facilities where necessary as determined by the Company; (iv) comply with the Florida Board of Medicine and the Company's continuing medical education ("CME") requirements; (v) carry out the Employee's responsibilities on a professional, ethical and diligent basis in order to serve the best interests of the Company's patients, customers and clients; and (vi) comply with such other requirements applicable to all of the Company's physician employees as the Board of Directors of the Company may hereinafter impose.


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         5.    MEDICAL FACILITIES; LOCATION. At present, the Company furnishes pathology and laboratory services to the medical facilities listed on Annex A to this Agreement. That list may change from time to time as the Company enters into contracts with additional hospitals and/or facilities or as existing contracts with medical facilities terminate. The Employee agrees to accept assignment for duty in any location in Florida at which the Company renders pathology services during the term of this Agreement and to perform such duties as the Company may direct.

         6. CONFORMITY WITH LAWS, RULES, REGULATIONS AND POLICIES. In performing the Employee's duties under this Agreement, the Employee shall comply with all applicable laws, rules and regulations, ordinances and standards of any governmental, quasi-governmental or private authority having either mandatory or voluntary jurisdiction over the Company, the Employee, or any medical facility for which the Company provides services, and with the written bylaws, rules and regulations, policies and procedures of any medical facility for which the Company provides services.

         7. SALARY; FRINGE BENEFITS. During the term of Employee's employment under this Agreement, in consideration for all services rendered for and on behalf of the Company, Employee shall be entitled to receive a salary at the annual rate of $255,000, payable in accordance with the Company's regular payroll practices in effect from time to time. The Employee's salary will be subject to periodic review by the Company's Board of Directors, and the Company may, in its sole and absolute discretion, but shall not be required to, determine to increase the Employee's salary from time to time. In addition to the Employee's salary, the Employee will also be entitled to fringe benefits comparable to those which the Company provides to other physician employees having tenure, experience, specialties, responsibilities, educational background and other qualifications similar to those of the Employee.

         8. REIMBURSEMENT OF EXPENSES. Upon submission of proper documentation, the Company will reimburse the Employee's Reasonable Expenses (as such term is defined below) incurred in connection with the Employee's employment by the Company, subject to compliance with reimbursement policies from time to time adopted by the Company. For purposes of this Section 8, "Reasonable Expenses" shall mean and include the following types of expenses which are actually paid or incurred by the Employee:

                (i) the following expenses, provided that the aggregate of all such expenses shall not exceed $6,000 in any calendar year:

                         a. license fees, membership dues in professional organizations, and subscriptions to professional and business journals and books.

                         b. necessary travel, room, board, registration fees and other expenses incurred in attending professional or business seminars, post graduate educational courses, meetings or conventions, but only if the Employee's attendance


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         is for the purpose of improving the Employee's professional or business ability or education, maintaining the Employee's professional or business competence and proficiency, or at the request of the Company or otherwise benefiting the Company.

                         c. entertainment and public relations expenses if ordinary and necessary and in furtherance of the Company's business.

                (ii) additional expenses incurred by Employee, so long as such expenses are ordinary and reasonable expenses in the course of and pursuant to the performance of his duties hereunder and in furtherance of the best interests of the Company; provided, however, that any such additional expenses which exceed $500.00 shall be submitted to and approved in advance by the Medical Director (as such term is defined in Section 15 hereof).

         9. REIMBURSEMENT BY EMPLOYEE OF DISALLOWED COMPENSATION OR EXPENSES. If, as a result of an audit of the Company's corporate income tax returns, the Internal Revenue Service disallows as a deduction any compensation paid by the Company to the Employee, or any expenses or reimbursements paid by the Company to the Employee or on the Employee's behalf, the Employee will repay to the Company the amount so disallowed after such disallowance is final and nonappealable. The Employee's obligation to make such repayments shall continue even if the Employee is no longer employed by the Company or this Agreement has been terminated.

         10.   MALPRACTICE INSURANCE.

               a. While The Employee is Employed By The Company. The Company may, if the Company chooses, maintain policies of professional liability insurance on the Employee and the Company's other employees in such amounts and on such terms as the Company may determine. Should the Company decide to purchase such insurance, the Employee will comply with any requirements or standards imposed on the Employee or the Company by the terms of the insurance, and the Employee will furnish such information as the insurer or the Company shall require. Nothing in this Agreement shall require the Company to furnish malpractice insurance, either at all or in any amount, on the Employee.

               b.     Tail Coverage.

                      (1) If the Employee's employment terminates for any
               reason other than death or economic necessity (e.g., if the Company loses a Contract at a facility and can no longer support one or more physician employees working there), then, except as hereinafter provided, the Company shall have the option, but not the obligation, of purchasing malpractice insurance "tail" coverage, for the period of the applicable statute of limitations, to provide coverage for the Employee's professional acts prior to the date of termination. If the Company acquires this "tail" coverage, its cost shall be payable by the Employee or the Employee's estate, as applicable. If the Employee or the



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               Employee's estate fails to provide and pay for such tail
               coverage, then the Company shall have the right to obtain such tail coverage and deduct its cost from payments otherwise payable to the Employee or the Employee's estate under this Agreement.

                        (2) If the Employee's employment is terminated by
               reason of the Employee's death, or if the Company terminates the Employee's employment because of economic necessity, the cost of such "tail" coverage, if obtained, shall be paid by the Company without offset. Notwithstanding the foregoing, if, after termination of employment, the Employee continues in the practice of medicine and maintains malpractice insurance that includes coverage for the Employee's acts prior to termination of employment, then the Employee shall cause the Company to be a named insured as to those prior acts.

        11. FEES; PAYMENTS. The Company has, and hereby reserves, the sole and exclusive authority to determine the fees (or a procedure for establishing the fees) to be charged to the Company's patients, customers and clients. All fees for professional services rendered by the Employee during the term of this Agreement shall be the Company's sole and exclusive property (subject to the contract rights of certain third parties). If, for any reason, any checks or other payments for such services are made payable to the Employee, the Employee will endorse and deliver those checks or payments to the Company.
The Employee also hereby authorizes the Company to endorse and negotiate on the Employee's behalf any such checks or payments. In addition, the Employee agrees, upon the Company's request, to account to the Company for any such fees which may have been received by the Employee.

         12. ACCEPTANCE OF PATIENTS. The Company shall have the sole and exclusive authority to determine who will be accepted as patients of the Company's practice and to designate, or establish a procedure for designating, which professional employee of the Company will handle each such patient.

         13. PROFESSIONAL POLICIES AND PROCEDURES. The Company shall at all times have the exclusive authority to establish professional policies and procedures to be followed by the Employee in rendering professional services on the Company's behalf, and the Employee agrees to follow those policies and procedures established by the Company from time to time.

         14. MEDICAL RECORDS AS COMPANY PROPERTY. All medical records, charts, case histories, x-rays, specimens, tissue samples and lab reports and analyses of or concerning patients of the Company ("Medical Records") received by the Employee shall be and remain the Company's property.

         15. PAID VACATION AND TIME OFF; SICK LEAVE. (a) The Employee shall be entitled to a total of six (6) weeks of paid leave time per year (pro rated for any period of


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employment of less than an entire year), said leave time to include vacation time, other time off and such time as may be taken by the Employee to satisfy the Employee's applicable CME requirements. All leave time must be coordinated with and approved by the medical director for the Company's Orlando Division (as such term is defined in Section 30c below) from time to time appointed by the Board of Directors of the Company (the "Medical Director") to ensure adequate coverage of the Company's patients, customers and clients. All paid leave time must be taken during the year in which it is earned and available, and thus will not be carried forward or usable in any subsequent year. No cash payments will be made by the Company in respect of any earned but unused paid leave time.

                  (b) In addition to the paid time off indicated in Section 15(a), Employee shall be entitled to (i) up to five (5) days off per calendar year, with pay, due to the illness or incapacity of Employee, and (ii) such additional number of days off per calendar year, with pay, due to the illness or incapacity of Employee, as shall be approved by the Medical Director.

         16.      TERMINATION OF AGREEMENT.

                  a. Termination for Cause. The Company may, in its sole and absolute discretion, terminate the employment of Employee hereunder, at any time prior to the expiration of Employee's employment term(s) hereunder, immediately upon written notice to the Employee, or at such later time as the Company may specify in such notice, if such termination is for "cause". As used in this Agreement, the term "cause" includes, but is not limited to, the following:

                           (1) If in the reasonable judgment of the Company's Board of Directors, the Employee becomes unfit to properly practice pathology on the Company's behalf;

                           (2)      If the Employee's right to practice
                  medicine in any state is suspended, restricted, revoked, lapsed (other than a lapse due to the Employee's voluntary failure to maintain such license after becoming a nonresident of that state), or is otherwise placed under probation or otherwise formally acted against;

                           (3) If the Employee willfully damages the Company's property, business, reputation or goodwill;

                           (4) If the Employee is convicted of a crime other than a minor traffic violation;

                           (5) If the Employee is continually inattentive to, or neglectful of, the duties to be performed by the Employee, which inattention or neglect is not the result of illness or injury;


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                           (6)      If the Employee uses any mood altering or
                  controlled substances except as prescribed by a physician, or if the Employee uses alcohol habitually or to excess;

                           (7) If the Employee willfully injures any independent contractor, employee, or agent of the Company;

                           (8) If the Employee willfully injures any person in the course of the performance of services for or on behalf of the Company;

                           (9) If the Employee discloses to a competitor or other unauthorized person confidential, proprietary or secret information of or regarding the Company;

                           (10) If the Employee is charged with gross misconduct of either a professional or personal nature;

                           (11) If the Employee's medical staff privileges or membership in any medical facility are suspended, restricted, revoked (other than a revocation occurring solely because the Employee has voluntarily ceased to perform medical services at such hospital with the Company's consent), placed under probation or proctoring or otherwise adversely acted against;

                           (12) If a guardian or conservator for the Employee is appointed by a court of competent jurisdiction;

                           (13) If the Employee solicits business on behalf of a competitor or potential competitor;

                           (14) If the Employee sexually harasses any employee or contractor of the Company or commits any act which otherwise creates an offensive work environment for employees or contractors of the Company;

                           (15) If the Employee accepts other employment that places restrictions or limitations on the Employee's ability to continue rendering professional services under this Agreement;

                           (16)     If the Company's Board of Directors
                  determines that the Company is in jeopardy of losing a contract with a medical facility for which the Employee is rendering pathology services because the administration of such medical facility is dissatisfied with the Employee's performance; or

                           (17) If the Employee fails to comply with any of the material terms or conditions of this Agreement, any agreement between the Company and


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                  a medical facility for which the Company provides services, or the written bylaws, rules, regulations, policies or procedures of a medical facility for which the Company provides services.

                  The Company shall not be limited to termination as a remedy for any injurious, improper or illegal act by the Employee, but may also seek damages, injunction, or such other remedy as the Company may deem appropriate under the circumstances. If the Employee's employment is terminated for cause, the Employee agrees to vacate the Company's offices on or before the effective date of the termination and to return and deliver to the Company at such time all Company property.

                  b. Termination by Employee. Provided that the Company does not have "cause" to terminate the Employee pursuant to Subsection "a" above, the Employee may voluntarily terminate the Employee's employment with the Company hereunder at any time and for any reason, by giving written notice of such determination not less than 120 days prior to the date such termination is to be effective. Alternatively, and notwithstanding the preceding sentence, the Company may accept the Employee's termination immediately upon written notice to the Employee, or at such later time as the Company may specify in such notice, provided that the Company shall be required to pay the Employee severance pay, at the Employee's annual salary rate, for a period of 120 days from the date of termination.

                  c. Termination by Company without Cause. The Company may, in its sole and absolute discretion in accordance with the procedure described under Subsection "d" below, terminate the employment of Employee hereunder, at any time prior to the expiration of Employee's employment term(s) hereunder, without "cause" (as such term is defined in Subsection "a" above), or otherwise without any cause, reason or justification, provided that the Company provides to Employee at least one hundred twenty (120) days' prior written notice (the "Termination Notice") of such termination. In the event of any such termination by the Company, (i) Employee's employment with the Company shall cease and terminate on the date specified in the Termination Notice (or, if no date is so specified, on the date which is 120 days following the date of such notice), and (ii) Employee shall be entitled to receive and be paid solely Employee's salary then in effect, through the date which is 120 days following the termination date, payable over such 120-day period at the Company's regular and customary intervals for the payment of salaries as then in effect, and the Company shall have no further obligation or liability to Employee hereunder.

                  d.    Procedure for Termination by Company without Cause.
                        (i) Except in the case of a termination without cause of the Employee under the circumstances identified in clause (ii) below of this Subsection "d", any termination of the Employee's employment hereunder pursuant to Subsection "c" above shall first be considered, recommended and approved by a committee (the "Employment Committee") consisting of (a) two physician employees working out of the Company's Orlando Division, who initially, and for so long as they are employed by the Company, shall be Alan Levin, M.D. and Timothy M. Kilpatrick, M.D., and thereafter shall be appointed


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and designated by a majority of the physician employee's then working out of the Company's Orlando Division, one of whom shall be the Medical Director (but neither of whom may be the Employee), and (b) one physician, who is an employee of the Company or of any Affiliate of the Company, which physician shall be appointed and designated by the Board of Directors of AmeriPath.

                        (ii) If, at any time, either of the following two events or circumstance shall occur:

                                 (1)     the Operating Earnings (as such term
         is defined under Subsection "c" of Section 30 hereof) for the 12 full calendar month period preceding the date in question (i.e., the date the termination of employment is considered), are equal to or less than $3,500,000; or

                                 (2)     the termination, for any cause,
         reason or justification whatsoever, or lapsing of any contract the Company has with a hospital or medical facility which contract produced annual revenue of $500,000 or more (a) prior to the date hereof, to Derrick & Associates, and (b) after the date which is one year from the date hereof, to the Company.

then, in either such event, the Company may, in its sole and absolute discretion, terminate the employment of Employee hereunder pursuant to Subsection "c" above, without "cause" (as such term is defined in Subsection "a" above), or otherwise without any cause, reason or justification, which termination (i) may first be considered by the Committee for a period not to exceed thirty (30) days from the first written notice on the issue to the Medical Director from the Board of Directors of AmeriPath, and (ii) is subject to authorization and approval only by the Board of Directors of AmeriPath, in their sole and absolute discretion.

         17. THE EMPLOYEE'S DUTIES UPON EXPIRATION OR TERMINATION. If this Agreement expires or is otherwise terminated for any reason:

                  a. Unless the Employee and the Company otherwise agree in writing, the Employee will immediately resign from all (i) director, officer, fiduciary and/or trustee positions held with the Company, and (ii) staff and similar privileges at any medical facility for which the Company has rendered medical services at any time during the two-year period prior to the expiration or termination of this Agreement.

                  b. The Employee will immediately return to the Company all books and records of the Company in the Employee's possession, including, but not limited to, books and records relating to pathology services rendered by the Employee under this Agreement, Medical Records, meeting minutes, board summaries and financial reports or data.

         18. DISABILITY. The Company's Board of Directors may from time to time, but shall not be required to, establish, modify or terminate a disability policy or policies to apply


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to its physician employees. If the Company establishes any disability policy during the term of this Agreement, the Employee agrees to comply with and be bound by such policy.

         19. LIMITATIONS ON AUTHORITY. Unless the Company has given the Employee its express written consent, the Employee has no actual, apparent, or implied authority to:

                  a. Pledge the credit or assets of the Company (or any Affiliate of the Company) or any of the Company's other employees.

                  b. Bind the Company (or any Affiliate of the Company) under any contract, agreement, note, mortgage or other instrument.

                  c. Release or discharge any debt due the Company (or any Affiliate of the Company).

                  d. Sell, mortgage, transfer or otherwise dispose of any of the Company's assets (or any assets of any Affiliate of the Company).

         20.      NON-COMPETITION AND NON-SOLICITATION AGREEMENT.

                  (a) The Employee acknowledges that during the course of the Employee's employment the Employee has and will receive confidential and proprietary information from and concerning the Company. The Employee also acknowledges that the Company has made and/or will make substantial investments in the development of the Company's good will and in the Employee's professional development. The capital expended to develop this good will directly benefits the Employee and should continue to do so in the event that the relationship between the Company and the Employee is terminated. Likewise, other capital investments made and to be made by the Company to assist in the Employee's professional development (including but not limited to those items listed below) have conferred and will confer a direct economic benefit on the Employee. During the course of the Employee's tenure with the Company, the Employee will have received the following economic benefits as a result of capital expenditures by the Company:

                      a. Placement in an ongoing practice of pathology with an established revenue base.

                      b. The opportunity to establish a professional relationship among clients served by the Company.

                      c. Marketing support enabling the Employee to expand the Employee's own pathology practice and to become known by additional clients.

                      d. The provision of contract management to enable the Employee to obtain provider status in managed care plans.


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                      e.       The opportunity to develop special areas of
expertise leading to requests for consultations on specific areas of pathology practice.

                      f. The establishment of methodologies, practice parameters and quality assurance programs to enhance the practice of pathology.

                      g. The development and implementation of information systems and reporting formats, unique to the practice of pathology, to make the provision of pathology services more efficient, and to maximize the time available to the Employee for the performance of pathology (as opposed to attending to administrative functions).

                      h. Financial support and practice coverage to facilitate participation in continuing education opportunities.

                      i. Financial support and practice coverage enabling the Employee to pursue additional board certifications.

                      j. Financial support and practice coverage to participate in professional development and professional associations.

                      k. Participation in proprietary strategic planning sessions which focus on professional and business aspects of the practice of pathology and growth opportunities.

The Employee agrees that the Company is entitled to protect these business interests and investments and to prevent the Employee from using or taking advantage of the foregoing economic benefits to the Company's detriment.

                  (b) Accordingly, the Employee specifically agrees that, during the Employee's employment with the Company and during the Restricted Period (as defined in Subsection "c" below), the Employee shall not:

                           (i) engage in the practice of pathology within the Counties of Palm Beach, Orange, Seminole, Osceola, Lake, Volusia, Pinellas, Marion, St. Lucie or Polk in the State of Florida, or in any other County in any State in which the Company, or any Affiliate of the Company, is then doing business or providing services (the "Restricted Territory"); or

                           (ii) from any facility or location, whether within or without the Restricted Territory, (x) perform pathology services for any patient, laboratory or health care provider located in the Restricted Territory or (y) perform pathology services for any patient, laboratory or health care provider who is or was (within six months of the date in question) a customer, client or patient of the Company, or any Affiliate of the Company; except that it shall not be a violation of this Agreement



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         for the Employee to perform pathology services in the Restricted
         Territory during the Restricted Period (a) as an employee of a local, federal or state government or agency; (b) in performing the Employee's duties as a member of the United States military services or the National Guard; or (c) on a locum tenens basis;

provided, however, that, for purposes of this Section 20(b), the term "Affiliate" shall not mean or include any Acquiring Person Affiliate (as such term is defined in Section 30(c)).

                  (c) As used in this Agreement, the term "RESTRICTED PERIOD" shall mean and include a period of two (2) years from the effective date of the Employee's termination of employment with the Company (regardless of the cause, reason or justification of any such termination); provided, however, that

                  (i) in the event of a termination of Employee's employment by the Company hereunder without "cause" pursuant to Sections 16c and 16d hereof, the Employment Committee (as such term is defined in Section 16d(i) hereof), in its sole and absolute discretion, may, in connection with its termination deliberation, reduce the Restricted Period to not less than a period of one (1) year from the effective date of the Employee's termination of employment with the Company (and, in the event that the Committee so reduces the Restricted Period, the Company shall provide the Employee with notice of such reduced Restricted Period); or

                  (ii) in the event of a termination of Employee's employment hereunder without "cause" pursuant to Sections 16c and 16d hereof, if the Company fails to make payment of the amount(s) required to be paid under Section 16c hereof, and such failure shall continue uncured for a period of more than thirty (30) days following notice from the Employee, then the Restricted Period shall be a period of zero (0) days; or

                  (iii) in the event AmeriPath fails to pay the amount of principal or interest which becomes and is due and payable under the Contingent Note held by the Employee, and such failure shall continue uncured for a period of more than thirty (30) days, in the case of a principal payment, or more than forty (40) days, in the case of an interest payment, then the Restricted Period shall be a period of zero
         (0) days.

                  (d) The Employee further agrees that during the Restricted Period the Employee will not knowingly, directly or indirectly, (a) solicit the employment of any employee, agent or consultant of the Company who was such at any time during the twelve (12) months preceding the Employee's termination of employment with the Company, or (b) induce any employee of the Company to leave the employ of the Company, unless in each case the Employee obtains the prior written consent of the Company.


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                  (e) The Employee and the Company understand that no amount of money would adequately compensate the Company for damages which the Employee and the Company acknowledge will be suffered by the Company as a result of the Employee's violation of this Section 20. In recognition of the substantial nature of such potential damages, the Employee agrees that the Company shall be entitled to specific performance of this provision, and to injunctive and other equitable relief, and that the Employee will be responsible for the payment of court costs and reasonable attorneys' fees incurred by the Company in enforcing the covenant set forth herein, if such a violation occurs. This Section 20 shall survive the termination of this Agreement and the termination of the Employee's employment with the Company. The Employee acknowledges that the enforcement of this covenant is not contrary to the public health, safety, or welfare in that the population in the areas set forth herein is adequately served by qualified pathologists. Further, the Employee acknowledges that the Employee's breach of this covenant would cause irreparable injury to the Company.

         21.      CONFIDENTIALITY.

                  a. Acknowledgement. The Employee acknowledges and agrees that in the course of rendering services to the Company and its clients, the Employee will have access to and will become acquainted with confidential and proprietary information about the professional, business and financial affairs of the Company, its Affiliates and its patients, clients and customers, and that the Employee may have contributed to or may in the future contribute to such information. The Employee further recognizes that the Employee is being employed as a key employee, that the Company is engaged in a highly competitive business, and that the success of the Company in the marketplace and business depends upon its good will and reputation for integrity, quality and dependability. The Employee recognizes that in order to guard the legitimate interests of the Company it is necessary for the Company to protect all such confidential and proprietary information, good will and reputation.

                  b. Proprietary Information. In the course of the Employee's service to the Company, the Employee may have access to confidential know-how, business documents or information, marketing data, client lists and trade secrets which are confidential. Such information shall hereinafter be called "Proprietary Information" and shall include any and all items enumerated in the preceding sentence which come within the scope of the business activities of the Company as to which the Employee has had or may have access, whether previously existing, now existing or arising hereafter, whether or not conceived or developed by others or by the Employee alone or with others during the period of his or her service to the Company, and whether or not conceived or developed during regular working hours. "Proprietary Information" shall not include (a) any information which is in the public domain during the period of service by the Employee or becomes public thereafter, provided such information is not in the public domain as a consequence of disclosure by the Employee in violation of this Agreement, and (b) any information not considered confidential information by similar enterprises operating in the clinical or anatomical laboratory industry or otherwise in the ordinary course.

                  c. Fiduciary Obligations. The Employee agrees and acknowledges that the Proprietary Information is of critical importance to the Company and a violation of this Section 21 may seriously and irreparably impair and damage the Company's businesses. The Employee therefore agrees, while he is an employee of the Company and at all times thereafter, to keep all Proprietary Information strictly confidential for the sole benefit of the Company.

                  d. Non-Disclosure. The Employee shall not disclose, directly or indirectly (except as required by law), any Proprietary Information to any person other than (a) the Company, (b) persons who are authorized employees of the Company at the time of such disclosure, (c) such other persons, including prospective investors or lenders, to whom the Employee has been instructed to make disclosure by the Company's Board of Directors, or (d) the Employee's counsel, so long as such counsel agrees to keep all Proprietary Information confidential (in the case of clauses (b) and (c), only to the extent required in the course of the Employee's service to the Company). Upon any termination of Employee's employment hereunder, the Employee shall deliver to the Company all notes, letters, documents, tapes, discs, recorded data and records which may contain Proprietary Information which are then in the Employee's possession or control and shall not retain or use any copies, summaries or extracts thereof.

         22. INVALID PROVISION. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of Section 20 or 21 is declared to be void, invalid or unenforceable in any way whatsoever, the Company shall have the right immediately to terminate this Agreement and shall have no further duties or obligations whatsoever under this Agreement. In this regard, the Employee and the Company have specifically agreed and acknowledged that the provisions of Sections 20 and 21 are extremely material and of the essence to this Agreement. In addition, if the scope of any restriction or covenant contained herein should be or become too broad or extensive to permit enforcement thereof to its fullest extent, then such restriction or covenant shall be enforced to the maximum extent permitted by law, and the Employee hereby consents and agrees that (a) it is the parties intention and agreement that the covenants and restrictions contained herein be enforced as written, and
(b) in the event a court of competent jurisdiction should determine that any restriction or covenant contained herein is too broad or extensive to permit enforcement thereof to its fullest extent, the scope of any such restriction or covenant may be modified accordingly in any judicial proceeding brought to enforce such restriction or covenant, but should be modified to permit enforcement of the restrictions and covenants contained herein to the maximum extent the court, in its judgment, will permit.

         23. APPLICABLE LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida.

         24. BINDING EFFECT; ASSIGNMENT. This Agreement shall inure to the benefit of and be binding on the Employee and the Company and the Employee's and the Company's respective heirs, personal representatives, successors and assigns; provided, however, that the Employee shall have no right to assign the Employee's rights or duties under this contract to any other person. In the event of the Company's sale, merger or consolidation, the Employee specifically agrees that the Company may assign its rights and obligations hereunder to the Company's successor, assign or purchaser (so long as such successor, assign or purchaser assumes the obligations of the Company hereunder). In addition, and in any event, the Company may, at any time, assign its rights and obligations under this Agreement to any Person that is an Affiliate of the Company or of AmeriPath or to any other Person which, after any such assignment, employs at least two-thirds of the physician employees employed by the Orlando Division of the Company immediately prior to the assignment.

         25. NOTICES. Any required notice under this Agreement shall be made and delivered in writing. Delivery of such notice shall be made (x) if to the Company, to AmeriPath Florida, Inc., 6061 N.E. 14th Avenue, Fort Lauderdale, FL 33334, Attention: President, and (y) if to the Employee, to the last known address of Employee as listed in the Company's employment records. Delivery of such notice shall be deemed to have occurred (i) in the case of hand delivery, when personally delivered to the other party at such party's address; or (ii) in the case of mailing, three (3) days after such notice has been deposited in the United States mails, postage prepaid, by certified or registered mail, with return receipt requested, and addressed to the other party as set forth in this Agreement; or (iii) in any other case, when actually received by the other party. Either party may change the address to which notices are to be given by giving written notice of such change to the other party in accordance with this Section 25.

         26. ATTORNEYS' FEES AND COSTS. In any action, suit or proceeding to enforce the terms and conditions of this Agreement, the prevailing party shall receive all costs and attorney's fees incurred in enforcing its rights under this Agreement.

         27. AMENDMENT. This Agreement may not be modified or amended in any manner other than in a written document signed by both parties.

         28. LEGISLATIVE LIMITATIONS. Notwithstanding any other provision of this Agreement, if the governmental agencies (or their representatives) which administer Medicare or Medicaid, or any other third party payor, or any other federal, state or local government or agency passes, issues or promulgates any law, rule, regulation, standard or interpretation at any time while this Agreement is in effect which prohibits, restricts, limits or in any way adversely changes the method or amount of reimbursement, compensation or payment for services rendered by the Company (or its physician employees) under this Agreement, or which otherwise adversely affects either the Employee's or the Company's rights or obligations hereunder, then (i) the parties hereto shall, promptly upon notice from either party, negotiate in good faith to amend this Agreement to provide for such reimbursement, compensation or payment for services in a manner consistent with any prohibition, restriction, limitation and/or which takes into account any adverse change in reimbursement, compensation or payment for physician services, and (ii) in the event the parties are unable to reach agreement within ten (10) days after said notice is given, the Company shall have the option of either (x) assigning this Agreement (and the Company's rights and obligations hereunder) to an Affiliate (if such assignment cures or substantially alleviates such prohibition, restriction, limitation or adverse change) or (y) terminating this Agreement, and the rights and obligations of each of the parties hereunder, as of midnight on such tenth (10th) day.

         29.      PROVISIONS OF GENERAL APPLICATION.

                  a. Board of Directors. Where a provision contained in this Agreement requires the action, adoption, review or approval of, or provides for certain power, authority or judgment of, the Board of Directors of the Company or of AmeriPath, such action, adoption, review, approval, power, authority or judgment may be exercised, taken or made by a committee of the Board of Directors appointed by the Board of Directors to consider and take action with respect to the physician employees of the Company, such as the Employee, who work at or out of the Company's Orlando Division.

                  b. The "Company"; Affiliates. Where a provision contained in this Agreement requires or permits the action, adoption, review or approval of, or provides for certain power, authority or judgment of, the Company, such action, adoption, review, approval, power, authority or judgment may be exercised, taken or made by an Affiliate of the Company, or by AmeriPath or its Affiliates, if such Affiliate of the Company, or AmeriPath or its Affiliates, is required or permitted to exercise, take or make such action, adoption, review, approval, power, authority or judgment through or by virtue of a Contract to which the Company is a party.

         30.      MISCELLANEOUS.

                  a. Exclusive Agreement. The terms of the Employee's employment with the Company are exclusively governed by the terms of this Agreement. Any and all prior agreements, arrangements, promises, representations, discussions or understandings which either of the parties may have had concerning the Employee's employment are hereby canceled, superseded and of no further force or effect.

                  b. Confidentiality. The Company and the Employee acknowledge and agree that this Agreement and each of the provisions hereof shall be treated as confidential and, except to the extent required by applicable law or regulations, or as deemed reasonably necessary by the Company to facilitate due diligence in connection with acquisitions or financings, neither the Employee nor the Company shall disclose the terms of the Agreement, or provide copies hereof, to any third party without the prior written consent of the other party.

                  c.       Definitions.

                           (1) "Acquiring Person Affiliate" shall mean and
                  include (a) any Person who becomes an Affiliate of the Company after the date hereof through the acquisition of all of the assets or stock of AmeriPath, and/or (b) any Person who becomes an Affiliate of the Company after the date hereof through a merger with or into AmeriPath in which such Person (and not AmeriPath) survives; provided, however, that the term "Acquiring Person Affiliate" shall not mean or include any Person who was an Affiliate of the Company or AmeriPath immediately prior to the consummation of either of the transactions described under clauses (a) or (b) of this Subsection (c)(1).

                           (2) "Affiliate" shall mean and include, with regard
                  to any Person, (a) any Person, directly or indirectly, controlled by, under common control of, or controlling such Person, (b) any Person, directly or indirectly, in which such Person holds, of record or beneficially, five percent or more of the equity or voting securities, (c) any Person that holds, of record or beneficially, five percent or more of the equity or voting securities of such Person, (d) any Person that, through Contract, relationship or otherwise, exerts a substantial influence on the management of such Person's affairs, (e) any Person that, through Contract, relationship or otherwise, is influenced substantially in the management of their affairs by such Person, or (f) any director, officer, partner or individual holding a similar position in respect of such Person. Any partnership, managing partner, and any and all professional service corporation(s) party to a partnership agreement to which the Company or an Affliate of the Company is a party, shall be deemed to be "Affiliates" of the Company for purposes of this Agreement.

                           (3) "Contingent Note" means and includes the 7%
                  Non-Negotiable Subordinated Contingent Note issued by AmeriPath, as borrower, to the Employee, as the holder, pursuant to the Purchase Agreement and in connection with the Acquisition.

                           (4) "Contract" means and includes any agreement,
                  contract, commitment, instrument or other binding arrangement, obligation or understanding, whether written or oral.

                           (5) "Operating Earnings" means with respect to any
                  year, shall mean the income of or attributable to the Derrick & Associates Business (as defined below) for such full (i.e., January 1 through December 31) year, before deduction for (in each case, with respect to the Derrick & Associates Business)
                  (i) interest paid in such year, (ii) income tax payable for such year, (iii) charges for amortization of goodwill, including without limitation any amortization of goodwill recorded in connection with this transaction or amortization of any payments made under the Contingent
                  Notes, (iv) any extraordinary items, as such term is used in accordance with generally accepted accounting principles, with respect to Derrick & Associates or the Derrick & Associates Business, and (v) any fees or expenses incurred by Derrick & Associates in connection with the transactions contemplated by this Agreement. All such calculations shall be determined in accordance with generally accepted accounting principles, as consistently applied by AmeriPath. For purposes hereof, the term "Derrick & Associates Business" shall mean and include the business, operations, contracts, assets and liabilities of Derrick & Associates (as such is constituted immediately prior to the Acquisition), which Derrick & Associates Business following the Acquisition shall consist of the business, operations, contracts, assets and liabilities of, and the results of operations, revenues and expenses associated with, (i) the contracts with hospitals and out-patient facilities in effect from time to time, to which Derrick & Associates, prior to the Acquisition, and the Orlando Division (as such term is defined below), following the Acquisition, is a party, and which are serviced by the physicians who from time to time are employed by the Company and who report to the medical director for the Company's Orlando Division (collectively, such physicians being referred to herein as the "Orlando-Based Pathologists"), and
                  (ii) the Company's employment of, and employment agreements with, any and all Orlando-Based Pathologists.

                           (6) "Orlando Division" means and includes the
                  business and operations of the Company which, prior to consummation of the Acquisition, constituted the business and operations of Derrick and Associates Pathology, P.A.

                           (7) "Person" means and includes any corporation,
                  partnership, joint venture, company, syndicate, organization, association, trust, entity, authority or natural person.

                           (8) "Restricted Period" shall have the meaning set forth in Section 20(c) hereof.

                                      AMERIPATH FLORIDA, INC.

                                      By: /s/ Robert P. Wynn
                                         -------------------------------
                                      Name: Robert P. Wynn
                                            ----------------------------
                                      Title: Chief Operating Officer
                                             ---------------------------

Date:  June 30, 1996

                                      EMPLOYEE:


                                      /s/ Alan Levin
                                      ----------------------------------
                                      Name: Alan Levin, M.D.
                                           -----------------------------

Date:
     ----------------------

                                ATTACHMENT A

                    LIST OF MEDICAL FACILITIES SERVED BY
                           AMERIPATH FLORIDA, INC.

                        Columbia Largo Medical Center

                       Columbia Medical Center Daytona

                   Columbia Medical Center Port St. Lucie

                   Columbia Ocala Regional Medical Center

                        Columbia Park Medical Center

                         Florida Hospital Kissimmee

                               Health Central

                              Heart of Florida

                          Osceola Regional Hospital

                             Princeton Hospital

                        South Lake Memorial Hospital

                        Winter Park Memorial Hospital

                         North Ridge Medical Center

                        Pompano Beach Medical Center

                          Northwest Medical Center



                                     A-1